Press contact:	Financial contact:
Matt Buckley RSA Security Inc. (781) 515-6212 mbuckley@rsasecurity.com	Jeremiah Sisitsky RSA Security Inc. (781) 515-6065 jsisitsky@rsasecurity.com

For Immediate Release

RSA Security Announces Extension to Share Repurchase Program

BEDFORD, Mass., April 20, 2006 – RSA Security Inc. (NASDAQ: RSAS) today announced that its board of directors has authorized a further extension of the Company’s common stock repurchase program that was originally announced in September 2004.

The board of directors has extended the share repurchase program for an additional two years, until June 30, 2008, but made no change to the number of shares authorized to be repurchased under the plan. As of March 31, 2006, there were 6.4 million shares available under the plan for repurchase.

The original plan authorized the repurchase of up to 6.7 million shares of the Company’s common stock during 2004 and 2005. On July 21st, 2005 the program was extended for the first time, with the board of directors authorizing the repurchase of an additional 2.0 million shares and extending the repurchase program until June 30, 2006.

The Company recently reported, as part of its financial results for the first quarter ended March 31, 2006, that it had repurchased 82,300 shares of its common stock for $1.2 million during the quarter.

About RSA Security Inc.
RSA Security Inc. is the expert in protecting online identities and digital assets. The inventor of core security technologies for the Internet, the Company leads the way in strong authentication and encryption, bringing trust to millions of user identities and the transactions that they perform. RSA Security’s portfolio of award-winning identity & access management solutions helps businesses to establish who’s who online – and what they can do.

With a strong reputation built on a 20-year history of ingenuity, leadership and proven technologies, we serve more than 20,000 customers around the globe and interoperate with over 1,000 technology and integration partners. For more information, please visit www.rsasecurity.com

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